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[GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC. LOGO OMITTED]

News Release

General Chemical Industrial Products Inc. (ticker: GNMP.OB, exchange: OTC Bulletin Board)

CONTACT:
David Graziosi
General Chemical
Phone: 973-599-5507
E-mail: dgraziosi@genchem.com

General Chemical Industrial Products Inc. Files Voluntary Petition for

Reorganization Under Chapter 11 Of the U.S. Bankruptcy Code to Facilitate

"Pre-Arranged" Restructuring; Normal Operations to Continue

PARSIPPANY, N.J., Dec. 3, 2003 -- General Chemical Industrial Products Inc. (the "Company" or "General Chemical") announced that it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey to facilitate its "pre-arranged" restructuring. The Company's subsidiaries and affiliate are leading producers of soda ash and calcium chloride. General Chemical emphasized that the Chapter 11 filing does not include any of its operating subsidiaries, including General Chemical (Soda Ash) Partners and General Chemical Canada Ltd. As a result, the Company does not expect the filing to have any adverse effect on its business operations.

General Chemical previously announced that it was in discussions with its senior secured lender banks and an ad hoc committee of holders of its 10 5/8 percent Senior Subordinated Notes (the "Notes") relating to a potential financial reorganization plan (the "Plan"). The Plan proposed by General Chemical, its senior secured lender banks and an ad hoc committee of holders of its Notes will allow the Company to significantly deleverage its balance sheet, if the proposed Plan is approved by the Bankruptcy Court. Certain of the senior secured lender banks have agreed to provide General Chemical with $17.5 million of debtor-in-possession financing. These same senior secured lender banks have also agreed to provide the Company with a $17.5 million credit facility upon its emergence from the Chapter 11 process. If the proposed Plan is approved, General Chemical's existing senior secured debt will be replaced with a $45 million term loan upon its emergence from the Chapter 11 process. The balance of outstanding obligations including all accrued interest thereon to the senior secured lender banks will be converted into convertible preferred stock representing approximately 68 percent of the Company's total equity, upon approval of the proposed Plan. In addition, the Notes including all


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accrued interest thereon will be converted into common stock representing approximately 32 percent of General Chemical's total equity, upon approval of the proposed Plan.

                                    - more -

General Chemical Industrial Products Inc. Files Voluntary Petition for Reorganization Under Chapter 11 - 2

The Plan does not anticipate the impairment of any other creditor classes, and the Company intends to honor all of its commercial and contractual commitments.

General Chemical believes that the protection afforded by a Chapter 11 filing best preserves its ability to continue to serve its customers and preserves the value and goodwill of its businesses, while it implements a financial reorganization to deleverage the Company's balance sheet and create an improved long-term capital structure.

The Company believes that its available cash, continued cash flow from operations and debtor-in-possession financing should be adequate to fund ongoing operations and meet all anticipated obligations to customers, vendors and employees during the Chapter 11 process. The Company expects to continue its normal worldwide operations without any adverse impact on its ability to serve customers in North America and overseas.

General Chemical also announced today that, in order to facilitate the financial restructuring outlined above, it has consolidated its holding company structure through the merger, effective as of Nov. 26, 2003, of New Hampshire Oak, Inc. (which held 100 percent of the outstanding equity of General Chemical Industrial Products Inc.) and The General Chemical Group Inc. (which held 100 percent of the outstanding equity of New Hampshire Oak, Inc.) into General Chemical Industrial Products Inc. This step was approved by the respective stockholders and Board of Directors of the Company, New Hampshire Oak, Inc., and The General Chemical Group, Inc., the Company's senior secured lender banks and representatives of the holders of the Notes and is not expected to have any effect on the Company's operations or on any of its other creditors.

The Company is represented by Debevoise & Plimpton as counsel, Porzio, Bromberg & Newman, P.C. as bankruptcy counsel, Blake, Cassels & Graydon LLP as Canadian counsel, Glass & Associates Inc. as financial advisor, and Deloitte & Touche L.L.P. as accountant and auditor. The senior secured lender banks are represented by Kelley Drye & Warren LLP as counsel, McMillan Binch LLP as Canadian counsel, and Loughlin, Meghji & Company as financial advisor. The ad-hoc group of holders of the Notes is represented by Stroock & Stroock & Lavan LLP as counsel (Michael Sage (212) 806-6460), Lowenstein Sandler PC as local counsel, Bennett Jones LLP as Canadian counsel, and Jefferies & Company, Inc., as financial advisor (Timothy O'Connor (212) 284-2520).

The Chapter 11 filing excludes General Chemical (Soda Ash) Partners, all U.S. subsidiaries and all non-U.S. subsidiaries, including General Chemical Canada Ltd.


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This announcement does not constitute a solicitation for any vote or an offering of securities. No such solicitation is being made at this time, and will only be made by means of a Disclosure Statement that has been approved by the Bankruptcy Court. The Plan is subject to supplementation, modification and amendment prior to confirmation. The description of the Plan contained herein is qualified in its entirety by reference to the Plan.

                                    - more -

General Chemical Industrial Products Inc. Files Voluntary Petition for Reorganization Under Chapter 11 - 3

About General Chemical Industrial Products Inc.
General Chemical's subsidiaries and affiliate are leading producers of soda ash and calcium chloride. Additional information about the Company and its products is available online at www.gogenchem.com.

This announcement includes forward-looking statements. General Chemical has based these forward-looking statements on its current expectations and projections about future events. Although General Chemical believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. General Chemical undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.


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